                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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         14a-6(e)(2))
    /X/  Definitive Proxy Statement
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    / /  Soliciting Material Pursuant to Section 240.14a-12

--------------------------------------------------------------------------------
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/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
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
                        WESTERN POWER & EQUIPMENT CORP.
                         4601 NE 77TH AVENUE, SUITE 200
                          VANCOUVER, WASHINGTON 98662

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 2, 2000

                             ---------------------

    You are invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Western Power & Equipment Corp. (the "Company"). The Annual Meeting will be held at The Marriott Residence Inn, Corporate Boardroom, 8005 NE Parkway Drive, Vancouver, Washington 98662, on Wednesday, February 2, 2000, at
1:30 p.m., Pacific Standard Time, for the following purposes:

    1.  To elect four (4) directors to hold office until the next Annual
        Meeting;

    2. To ratify the selection of PricewaterhouseCoopers LLP as auditors of the Company for fiscal 2000; and

    3. To conduct any other business that you or other shareholders have properly raised before, or during an adjournment of, the Annual Meeting.

    Only shareholders of record at the close of business on December 24, 1999, will be able to vote at the Annual Meeting. Shareholders present in person or through a proxy may periodically adjourn the Annual Meeting.

    Your vote is important. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD TO US IN THE RETURN ENVELOPE AS SOON AS POSSIBLE. If you attend the Annual Meeting and prefer to vote in person, you will be able to do so.

    The approximate mailing date for proxy materials is January 10, 2000.


                                               By Order of the Board of Directors

                                               C. Dean McLain
                                               CHAIRMAN OF THE BOARD

Vancouver, Washington
January 10, 2000

                        WESTERN POWER & EQUIPMENT CORP.
                         4601 NE 77TH AVENUE, SUITE 200
                          VANCOUVER, WASHINGTON 98662

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                  GENERAL INFORMATION CONCERNING SOLICITATION

    The Board of Directors of Western Power & Equipment Corp. (the "Company"), solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 1:30 p.m., Pacific Standard Time, on Wednesday, February 2, 2000, or any adjournments thereof, at The Marriott Residence Inn, Corporate Boardroom, 8005 NE Parkway Drive, Vancouver, Washington 98662. Shares cannot be voted at the Annual Meeting unless their owner is present in person or represented by proxy. We are mailing this statement and the enclosed proxy form to you on or about January 10, 2000, accompanied by a copy of the Annual Report of the Company.

    If you have properly completed your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you return a duly executed proxy but do not provide any instructions, we will vote your shares: (a) for the nominees listed on page 2;
(b) for the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for fiscal 2000; and (c) in accordance with the recommendations of the Company's management on other business that properly comes before the Annual Meeting or matters incident to the conduct of the Annual Meeting. You may revoke the proxy by notifying Mark J. Wright, the Secretary of the Company, in writing prior to our exercise of the proxy at the Annual Meeting or any adjourned meeting. If you decide to attend the Annual Meeting after returning your proxy, you may still revoke it by notifying us in writing of your desire to vote personally. If we receive a proxy after a vote is taken at the Annual Meeting, it will not revoke a proxy received prior to the Annual Meeting. On the other hand, if we receive a subsequently dated proxy from you before the vote occurs, it will revoke any proxy that you sent us earlier.

                       PROPOSAL 1: ELECTION OF DIRECTORS
                     WE RECOMMEND A VOTE "FOR" ALL NOMINEES

    The Board of Directors currently consists of four directors. At the Annual Meeting all four of the current directors have been nominated for reelection. If elected, the directors will hold office until the next Annual Meeting of Stockholders. The name, age, year that each nominee first became a director, and a brief background of each nominee is set forth below.

NAME                                                          AGE      DIRECTOR SINCE
----                                                        --------   --------------
C. Dean McLain............................................     46           1993
Robert M. Rubin...........................................     59           1992
Harold Chapman, Jr........................................     38           1995
Merrill A. McPeak.........................................     63           1998

    ROBERT M. RUBIN. Mr. Rubin has been the Chairman and Chief Executive Officer of American United Global, Inc. ("AUGI"), the Company's majority shareholder, since October 1990. Mr. Rubin served as the Chairman of the Board of Directors of the Company from November 20, 1992 to August 1, 1998. Mr. Rubin holds a greater than 10% interest in and is Chairman of the Board of Stylesite Marketing, Inc., and serves on the board of directors of and holds a greater than 10% interest in IDF International Inc., Help at Home, Inc., and Med-Emerge International, Inc. Mr. Rubin is Chairman of the Board of ERD Waste
Technology, Inc. ("ERD"), a diversified waste management public company specializing in the management and disposal of municipal solid waste, industrial, and commercial non-harzardous waste and harzardous waste. ERD has filed of Chapter 11 bankruptcy reorganization.

    C. DEAN MCLAIN. Mr. McLain has served as President, Chief Executive Officer, and a director of the Company since March 7, 1993. Mr. McLain was elected Chairman of the Board of Directors effective August 1, 1998. From
March 1, 1993 through June 13, 1995, Mr. McLain served as Executive Vice President of AUGI. Mr. McLain has served on the Board of Directors of AUGI since March 7, 1994. Prior to joining the Company, Mr. McLain served as Manager of Privatization of Case Corporation ("Case").

    HAROLD CHAPMAN, JR. Mr. Chapman is a partner in and general manager of Crown Power and Equipment Co., a multi-line equipment distributor based in Columbia, Missouri. Prior to joining Crown Power and Equipment in 1992,
Mr. Chapman was in retail management with Case for 10 years.

    MERRILL A. MCPEAK. Mr. McPeak joined the Company's Board of Directors in June 1998. He has been the President of McPeak and Associates, an international aerospace consulting firm, since January 1995. General McPeak spent 37 years in the United States Air Force, and was Chief of Staff from October 1990 to
October 1994, when he retired. He also is a member of the Boards of Directors of Tektronix, Inc., Praegitzer Industries, Inc., TWA, Inc., Centerspan Communications Corp. (formerly known as Thrustmaster, Inc.), and ECC International Corp., where he serves as Chairman of the Board.

    If a quorum of shareholders is present at the meeting, the four nominees for director who receive the greatest numbers of votes cast at the meeting will be elected directors. We will treat abstentions and broker non-votes as present but not voting.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company's common stock (the "Common Stock") as of November 12, 1999 by the Chief Executive Officer, by each of the other executive officers, by each of the directors, and by the executive officers and directors as a group.

                                               NUMBER OF SHARES      PERCENTAGE OF
NAME                                          BENEFICIALLY OWNED   OUTSTANDING SHARES
----                                          ------------------   ------------------
Robert M. Rubin.............................          603,400(1)          18.3%
C. Dean McLain..............................          925,329(2)(3)       28.0%
Mark J. Wright..............................           98,500(4)           3.0%
Merrill McPeak..............................           10,000(5)             *
Harold Chapman..............................           15,000(5)             *
All directors and executive officers as a
  group (5 persons).........................        1,652,229(1)-(5)      50.0%

------------------------

*   Less than 1 percent of the Company's outstanding shares of Common Stock.

(1) Represents Mr. Rubin's indirect ownership in the Company through his ownership of an aggregate of 1,807,798 voting shares of the Company's principal stockholder, AUGI, including 1,025,000 shares held by the Rubin Family Irrevocable Stock Trust to which Mr. Rubin disclaims beneficial ownership and including exercisable options to acquire 560,000 shares of AUGI common stock, as well as direct beneficial ownership of Common Stock through his ownership of exercisable options to acquire 300,000 shares of Common Stock. Mr. Rubin's beneficial ownership of AUGI voting stock represents 15.2 percent of AUGI voting stock as of November 12, 1999.

(2) Represents Mr. McLain's indirect ownership in the Company through his ownership of options to purchase 300,000 shares of AUGI common stock, as well as direct beneficial ownership of Common Stock through his ownership of exercisable options to acquire 875,000 shares of Common Stock. Mr. McLain's beneficial ownership of AUGI common stock represents 2.5 percent of AUGI voting stock as of November 12, 1999.

(3) Does not include certain stock options which are issuable to Mr. McLain each year in the amount of 25,000 shares, based upon the Company achieving certain pre-tax income levels for fiscal years 1998 through 2007, inclusive. See "Employment and Incentive Compensation Agreements."

(4) Represents Mr. Wright's direct beneficial ownership of Common Stock through his ownership of exercisable options to acquire 98,500 shares of Common Stock.

(5) Represents exercisable options to purchase shares of the Common Stock issued under the terms of the Stock Option Plan for Nonemployee Directors (the "Formula Plan").

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Effective February 17, 1996, the Company acquired substantially all of the operating assets used by Case in connection with its business of servicing and distributing Case construction equipment at a facility located in Sacramento, California (the "Sacramento Operation"). The real property and improvements used in connection with the Sacramento Operation, and upon which the Sacramento Operation is located, were sold by Case for $1,500,000 to the McLain-Rubin Realty Company, LLC ("MRR"), a Delaware limited liability company, the owners of which are Messrs. C. Dean McLain, the Chairman of the Company's Board of Directors since August 1998, as well as its President and CEO, and Robert M. Rubin, the Company's Chairman of the Board of Directors before Mr. McLain, and still one of its directors. At the same time that it acquired the Sacramento Operation real property and improvements, MRR leased such real property and improvements to the Company under a 20-year commercial lease agreement dated March 1, 1996 with the Company paying an initial annual rate of $168,000. Under the lease, the annual rate increases to $192,000 after five years and is subject to fair market adjustments at the end of ten years. In addition to base rent, the Company is also responsible for the payment of all related taxes and other assessments, utilities, insurance and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease.

    Effective January 17, 1997, the Company acquired substantially all of the operating assets of Sahlberg Equipment, Inc. (the "Sahlberg Operation"), a four-store distributor of equipment lines that are not in competition with Case. On June 1, 1997, the real property and improvements used in connection with the Sahlberg Operation located in Kent, Washington, were purchased by McLain-Rubin Realty Company II, LLC ("MRR II"), a Delaware limited liability company, the owners of which are Messrs. C. Dean McLain and Robert M. Rubin. Simultaneously, MRR II leased such real property and improvements to the Company under the terms of a 20-year commercial lease agreement dated June 1, 1997 with the Company paying an initial annual rate of $205,000. The lease's annual rate is scheduled to increase to $231,000 after five years and is subject to additional adjustments at the end of ten and fifteen years. In addition to the base rent, the Company is responsible for the payment of all related taxes and other assessments, utilities, insurance and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease.

    Effective December 11, 1997, the Company acquired substantially all of the operating assets used by Case in connection with its business of servicing and distributing Case agricultural equipment at a facility located in Yuba City, California (the "Yuba City Operation"). The real property and improvements used in connection with the Yuba City Operation, and upon which it is located, were sold by Case for $450,000 to the McLain-Rubin Realty Company III, LLC ("MRR III"), a Delaware limited liability company, the owners of which are Messrs. C. Dean McLain and Robert M. Rubin. MRR III leased the real property and improvements to the Company under the terms of a 20-year commercial lease agreement dated December 11, 1997 with the Company paying an initial annual rate of $54,000. The annual rate will increase to $59,400 after five years and is subject to additional adjustments at the end of ten and fifteen years. The Company is also responsible for the payment of all related taxes and other assessments, utilities, insurance, and repairs (both structural and regular maintenance) with respect to the leased real property during the term of the lease.

    In February, 1999, the real property and improvements used in connection with the Company's Sparks, Nevada operation and upon which such operation is located, were sold to MRR under the terms of a real property purchase and sale agreement. The sale price was $2,210,000 in cash at closing. Subsequent to the closing of the sale, the Company entered into a 20-year commercial lease agreement with MRR for the Sparks, Nevada facility at an initial rental rate of $252,000 per year with increases at five, ten, and fifteen years resulting in a maximum annual rental rate of $374,000. The present value of the minimum lease payments at the commencement of the lease-back transaction aggregated $3,052,000. The lease is a net lease with payment of insurance, property taxes and maintenance costs paid by the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is currently composed of two non-employee directors. The Committee reviews the compensation of the Company's officers and key employees and the granting of stock options under the Company's stock option plans and makes recommendations to the Board of Directors for action on these matters. During the fiscal year ended July 31, 1999, the Company's Board of Directors decided all compensation matters relating to the Company's executive officers.

    The key objectives of the Company's executive compensation policies are to attract and retain key executives who are important to the long-term success of the Company and to provide incentives for these executives to achieve high levels of job performance and enhancement of shareholder value. The Company seeks to achieve these objectives by paying its executives a competitive level of base compensation for companies of similar size and industry and by providing its executives an opportunity for further reward for outstanding performance in both the short term and the long term. The Company has entered into an employment agreement with Mr. McLain that covers a multiple year term (see "Chief Executive Officer Compensation," below). The compensation of Mr. Wright is decided on an annual basis. Mr. Rubin, previously compensated under an employment contract (see "Employment and Incentive Compensation Agreements," below), entered into a consulting agreement with the Company on August 1, 1998 after he ceased to be an executive officer of the Company on July 31, 1998.

    EXECUTIVE OFFICER COMPENSATION. The Company's executive officer compensation program is comprised of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock option grants.

    SALARY. The Committee and the Board of Directors established base salaries for the Company's executive officers, including the salary established in Mr. McLain's employment agreement, after taking into account individual experience, job responsibility and individual performance during the prior year. These factors are not assigned a specific weight in establishing individual base salaries. The Committee also considered the Company's executive officers' salaries relative to salary information for executives in similar industries and similarly sized companies.

    CASH BONUSES. The purpose of the cash bonus component of the compensation program is to provide a direct financial incentive in the form of cash bonuses to executives. The amount of Mr. McLain's bonus is determined according to the performance formula set forth in his employment contract described under "Employment and Incentive Compensation Agreements" below. Mr. McLain did not receive a bonus for the Company's 1999 fiscal year. Mr. Wright's bonus was determined by the chief executive officer on a merit basis after evaluating his performance.

    STOCK OPTIONS. Stock options are the primary vehicle for rewarding long-term achievement of Company goals. The objectives of the program are to align employee and shareholder long-term interests by creating a strong and direct link between compensation and increases in share value. Under the Company's 1995 Employee Stock Option Plan, the Board of Directors or the Compensation Committee may grant options to purchase Common Stock of the Company to key employees of the Company. Messrs. McLain and Wright currently participate in the 1995 Employee Stock Option Plan. The number of options granted to Mr. McLain are determined under the terms of his employment agreement. The number of options granted to Mr. Wright are determined by the Compensation Committee on a discretionary basis. The options generally vest on a schedule established at the time of the grant, generally ranging from zero to three years.

    CHIEF EXECUTIVE OFFICER COMPENSATION. In January 1998, the Company entered into an amended employment agreement with its chief executive officer, Mr. McLain, to ensure the retention of his services and to encourage him to perform at increasing levels of effectiveness and to use his best efforts to promote the growth and profitability of the Company. This approach enabled the Board to concentrate on the negotiation of a particular employment contract with salary, incentive bonus and stock option components that reflect a longer term view of the Company's prospects and goals. See "Employment and Incentive Compensation Agreements" for a complete description of the employment agreement and the compensation and benefits provided thereunder.

                                          Harold Chapman, Jr.
                                          Merrill A. McPeak

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Messrs. Chapman and McPeak. There are no interlocking relationships, as described by the Securities and Exchange Commission, between the Compensation Committee members. Mr. McLain, the Chairman of the Board of Directors since August 1998, as well as its President and CEO, and Mr. Rubin, the Chairman of the Board of Directors before Mr. McLain, and currently a director and consultant for the Company, participated in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to the Company, except that they were each excluded from discussions regarding their own salary.

SUMMARY COMPENSATION TABLE

    The following table sets forth the amount of all compensation paid during each of the last three fiscal years to the Chief Executive Officer and to each of the Company's other executive officers for services in all capacities to the Company.

                                                ANNUAL COMPENSATION                LONG-TERM
                                         ----------------------------------   COMPENSATION AWARDS
                                                               OTHER ANNUAL   -------------------    ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY     BONUS     COMPENSATION    NUMBER OF OPTIONS    COMPENSATION
---------------------------   --------   --------   --------   ------------   -------------------   ------------
C. Dean McLain ............     1999     $300,425   $     0       $ 7,281                 0            $22,596
  President, CEO, Chairman      1998      280,000    68,935        40,000           425,000             22,596
  of the Board(1)               1997      268,587    18,658             0           150,000                  0

Robert M. Rubin ...........     1999     $150,000   $     0       $     0                 0            $     0
  Consultant; former            1998      150,000         0             0           100,000                  0
  Chairman(2)                   1997      150,000         0             0            50,000                  0

Mark J. Wright ............     1999     $132,588   $20,000       $ 4,680                 0            $ 7,778
  Vice President of Finance     1998       98,958    15,000             0            98,500                  0
  and CFO(3)                    1997       36,346     5,000             0                 0                  0

------------------------

(1) Mr. McLain joined the Company in March 1993, when he became its Chief Executive Officer. On July 31, 1995, Mr. McLain was permitted to and did purchase from AUGI 6,000 shares of AUGI's common stock at a price of $.01 per share. On August 1, 1995, the closing price for a share of AUGI's common stock as reported by NASDAQ was $4.875. Effective as of August 1, 1995, Mr. McLain's employment agreement with the Company was terminated and he entered into an amended employment agreement expiring July 31, 2005. The base salary under this employment agreement commences at $250,000 for fiscal 1996, and rises to $300,000 for fiscal 2000. His employment agreement also calls for Incentive Bonuses under certain circumstances. See "Employment and Incentive Compensation Agreements" below. Mr. McLain became Chairman effective August 1, 1998.

(2) The Company's employment agreement with Mr. Rubin, pursuant to which Mr. Rubin was paid a base salary of $150,000 plus an annual bonus, expired July 31, 1998. Mr. Rubin resigned as Chairman effective August 1, 1998. The Company entered into a new consulting agreement with Mr. Rubin, effective August 1, 1998 and expiring August 1, 2000, pursuant to which Mr. Rubin is paid a salary of $150,000 plus all authorized business expenses. See "Employment and Incentive Compensation Agreements" below.

(3) Mr. Wright joined the Company in February 1997. Therefore, fiscal 1997 figures are partial year compensation figures.

OPTION GRANTS IN LAST FISCAL YEAR

    There were no option grants to executive officers in fiscal 1999.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table provides information concerning the exercise of stock options during the fiscal 1999 by each executive officer and the fiscal year-end value of unexercised options held by that officer.

                                                 NUMBER OF SHARES OF COMMON STOCK
                                                  UNDERLYING UNEXERCISED OPTIONS    VALUE OF UNEXERCISED IN-THE-MONEY
                          SHARES                        AT FISCAL YEAR-END             OPTIONS AT FISCAL YEAR-END
                        ACQUIRED ON    VALUE     --------------------------------   ---------------------------------
NAME                     EXERCISE     REALIZED      EXERCISABLE/UNEXERCISABLE           EXERCISABLE/UNEXERCISABLE
----                    -----------   --------   --------------------------------   ---------------------------------
C. Dean McLain........      -0-         -0-                 875,000/-0-                            N/A
Robert M. Rubin.......      -0-         -0-                 300,000/-0-                            N/A
Mark J. Wright........      -0-         -0-                  98,500/-0-                            N/A

RETURN TO SHAREHOLDERS PERFORMANCE GRAPH

    The following line graph compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock since June 14, 1995 as compared to the Nasdaq Stock Market and the S&P Machinery (Diversified) Index.

                COMPARISON OF 49 MONTH CUMULATIVE TOTAL RETURN*

            WESTERN POWER    NASDAQ STOCK    S&P MACHINERY
              & EQUIPMENT          MARKET    (DIVERSIFIED)
'6/14/95              100             100              100
Jul-95                 98             116              110
Jul-96                 66             127              112
Jul-97                 71             187              182
Jul-98                 86             220              150
Jul-99                 37             313              176

         AMONG WESTERN POWER & EQUIPMENT CORP., THE NASDAQ STOCK MARKET
                   AND THE S&P MACHINERY (DIVERSIFIED) INDEX

------------------------

* Assumes $100 invested on June 14, 1995 in the Company's common stock or on May 31, 1995 in the Nasdaq Stock Market and S&P Machinery (Diversified) Index, including reinvestment of dividends. Fiscal year ending July 31.

    A $100 investment in the Company made on the effective date of the Company's initial public offering was worth $37 at July 31, 1999 as compared to $313 in the Nasdaq Stock Market, and as compared to $176 in a comparable S&P Machinery (Diversified) Index investment. The corporations comprising the S&P Machinery (Diversified) Index are as follows: Case Corporation, Caterpillar, Inc., Cincinnati Milicron, Cooper Industries, Deere & Co., Dover Corporation, Harnischfeger, Ingersoll Rand Corporation, NACCO Industries, Inc. (class A), and Timken.

EMPLOYMENT AND INCENTIVE COMPENSATION AGREEMENTS

    Upon completion of the Company's 1995 initial public offering, the Company entered into an employment agreement with Mr. Rubin, effective as of June 13, 1995, that expired July 31, 1998. Pursuant to this agreement, Mr. Rubin served as Chairman of the Board of the Company and received an annual base salary of $150,000. Under the agreement, Mr. Rubin was entitled to receive an annual bonus in fiscal 1998 of $50,000 if the "consolidated pre-tax income" of the Company was in excess of $4,000,000 for the fiscal year ending July 31, 1998. Mr. Rubin did not receive a bonus for fiscal 1998. Effective August 1, 1998, the Company entered into a new two-year agreement with Mr. Rubin. Under the terms of this agreement, Mr. Rubin will no longer serve as Chairman, but will provide consulting services to the Company. He will receive an annual fee of $150,000.

    On March 5, 1996, Mr. Rubin received options to acquire 150,000 shares of Common Stock exercisable at $4.50 per share and vesting 33.3 percent on March 5, 1997 and 33.3 percent on each succeeding March 5 until all are vested. In August 1996, Mr. Rubin received options to acquire 50,000 shares of Common Stock, exercisable at $4.375 per share and vesting 50 percent on each of the first and second anniversaries of the date of grant. In November 1997, Mr. Rubin received options to acquire 100,000 shares of Common Stock, exercisable at $4.5625 per share which were all vested immediately.

    On August 1, 1995, Mr. McLain entered into an amended employment agreement with the Company that was to expire July 31, 2005. Pursuant to that agreement, Mr. McLain agreed to serve as President and Chief Executive Officer of the Company, and was to receive an annual base salary of $250,000 through the end of fiscal 1996 and $265,000 in fiscal 1997. The Company and Mr. McLain mutually agreed to terminate the existing agreement and enter into a new 10-year employment agreement, effective January 1, 1998. The 1998 agreement provides for an annual base salary, payable monthly, of $280,000 through July 31, 1998 and $290,000 through December 31, 1998. Under the terms of this new agreement, Mr. McLain's salary will be increased each January 1st by the average percentage increase in pay for all employees during the preceding calendar year. In addition, Mr. McLain is entitled to receive a bonus payment equal to 5 percent of the consolidated pre-tax income in excess of $1,750,000 in each fiscal year covered under the employment agreement (the "Incentive Bonus"). The maximum amount of the Incentive Bonus payable under the new agreement shall not exceed $150,000 in any year through 2002, inclusive, and shall not exceed $200,000 in fiscal years 2003 through 2007, inclusive. Mr. McLain did not receive a bonus for the Company's 1999 fiscal year under the terms of his employment agreement. As used in Mr. McLain's employment agreement, the term "consolidated pre-tax income" is defined as consolidated net income of the Company and any subsidiaries of the Company subsequently created or acquired, before the Incentive Bonus, income taxes and gains or losses from disposition or purchases of assets or other extraordinary items.

    Under the terms of his current employment agreement, in any year that Mr. McLain receives the maximum bonus, he is also entitled to receive options to purchase 25,000 additional shares of the Company's Common Stock at the market price per share on the date the options are issued that will vest one year from such date. Mr. McLain's employment agreement also provides for fringe benefits customary for senior executive officers in the industry in which the Company operates, including medical coverage, excess life and disability insurance benefits, and the use of an automobile supplied by the Company in addition to an $800 per month auto allowance. The aggregate value of all of the fringe benefits is approximately $40,000 per year.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The Company's outstanding voting securities at the close of business on December 21, 1999, consisted of 3,303,162 shares of common stock, $.001 par value (the "Common Stock"), each of which is entitled to one vote on all matters to be presented at the Annual Meeting. Only shareholders of record at the close of business on December 24, 1999, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Common Stock does not have cumulative voting rights.

    As of December 11, 1999, AUGI, the principal shareholder of the Company, holds 2,000,000 shares of the Common Stock. This means that AUGI has the right to cast approximately 60.6 percent of the total shares entitled to vote at the Annual Meeting. AUGI has indicated its intention to vote in favor of all of our proposals.

    The following table sets forth certain information as of December 11, 1999 with respect to the beneficial ownership of the Common Stock by each beneficial owner of more than 5 percent of all outstanding shares.

                                                                      PERCENTAGE OF
                                                  NUMBER OF SHARES     OUTSTANDING
NAME AND ADDRESS OF                               OF COMMON STOCK     COMMON STOCK
BENEFICIAL OWNER                                 BENEFICIALLY OWNED       OWNED
----------------                                 ------------------   -------------
American United Global, Inc. ..................        2,000,000           60.6%
  11634 Patton Road
  Downey, CA 90241

D3 Family Funds ...............................          375,500           11.4%
  19605 NE 8th Street
  Camas, WA 98607

Robert M. Rubin ...............................          603,400(1)        18.3%
  6060 Kings Gate Circle
  Del Ray Beach, FL 33484

C. Dean McLain ................................          925,329(2)(3)      28.0%
  4601 NE 77th Avenue
  Suite 200
  Vancouver, WA 98662

------------------------

(1) Represents Mr. Rubin's indirect ownership in the Company through his ownership of an aggregate of 1,807,798 voting shares of the Company's principal stockholder, AUGI, including 1,025,000 shares held by the Rubin Family Irrevocable Stock Trust to which Mr. Rubin disclaims beneficial ownership and including exercisable options to acquire 560,000 shares of AUGI common stock, as well as direct beneficial ownership of Common Stock through his ownership of exercisable options to acquire 300,000 shares of Common Stock. Mr. Rubin's beneficial ownership of AUGI voting stock represents 15.2 percent of AUGI voting stock as of November 12, 1999.

(2) Represents Mr. McLain's indirect ownership in the Company through his ownership of options to purchase 300,000 shares of AUGI common stock, as well as direct beneficial ownership of Common Stock through his ownership of exercisable options to acquire 875,000 shares of Common Stock. Mr. McLain's beneficial ownership of AUGI common stock represents 2.5 percent of AUGI voting stock as of November 12, 1999.

(3) Does not include certain stock options which are issuable to Mr. McLain each year in the amount of 25,000 shares, based upon the Company achieving certain pre-tax income levels for fiscal years 1998 through 2007, inclusive. See "Employment and Incentive Compensation Agreements," above.

                 BOARD COMPENSATION, ATTENDANCE, AND COMMITTEES

    During the fiscal year ended July 31, 1999, the Board of Directors met four times, including actions taken by unanimous written consent of the directors. At present, the Board has two committees, the Compensation Committee and the Audit Committee. During their periods of tenure, all of the nominated directors who served as directors during the fiscal year attended, in person or by telephone, 100 percent of the meetings of the Board and the Committees of which they were members.

    The Compensation Committee of the Board of Directors currently consists of Harold Chapman and Merrill McPeak. The Compensation Committee reviews the compensation for the Company's key employees and the granting of stock options under the Company's employee stock option plans that may exist and be in effect from time to time. See "Report of the Compensation Committee on Executive Compensation," above. The Compensation Committee met once during fiscal 1999.

    The Audit Committee of the Board of Directors currently consists of C. Dean McLain, Harold Chapman, Jr. and Merrill A. McPeak. The Audit Committee reviews the Company's financing arrangements and its internal financial controls, and meets with management and the Company's independent public accountants, who have access to the Audit Committee with and without the presence of management representatives. The Audit Committee met once during fiscal 1999.

    All directors are entitled to receive reimbursement for their actual expenses of attendance of Board and Committee meetings. Messrs. Chapman and McPeak also receive fees of $5,000 per quarter and participate in the Company's Stock Option Plan for Non-Employee Directors (the "Formula Plan"). The other directors do not receive any compensation for their attendance. Under the terms of the Formula Plan, which will terminate on December 31, 2000, the Company automatically grants five-year options to acquire 5,000 shares of Common Stock to each of the non-management directors on every August 1 upon which they are members of the Board of Directors. Options granted under the Formula Plan are exercisable at the market price of a share of Common Stock on the date the option is granted.

        PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                    FOR THE FISCAL YEAR ENDING JULY 31, 2000
                      WE RECOMMEND A VOTE "FOR" PROPOSAL 2

    PricewaterhouseCoopers LLP audited the Company's financial statements for the fiscal year ended July 31, 1999, and has been appointed to audit the Company's financial statements for the fiscal year ending July 31, 2000. The Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of PricewaterhouseCoopers LLP will be at the Annual Meeting, will be given an opportunity to make a statement if they wish, and will be available to answer your questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, as well as persons who own more than 10 percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Securities and Exchange Commission. To the Company's knowledge, based solely on reports and other information submitted by executive officers and directors, the Company believes that during the year ended July 31, 1999, each of its executive officers, directors, and persons who own more than 10 percent of the Company's Common Stock complied with all applicable Section 16(a) filing requirements.

                                 ANNUAL REPORT

    We have included a copy of the Company's 2000 Annual Report with this statement.

                        METHOD AND COST OF SOLICITATION

    The Company will pay all expenses in connection with the solicitation of proxies. In addition to soliciting proxies by mail, the Company's directors, officers, and regular employees may also request the return of proxies in person or by telephone. They will not receive any extra compensation for this solicitation.

                     OTHER BUSINESS/DISCRETIONARY AUTHORITY

    We do not intend to present any business for action at the Annual Meeting other than the business discussed above. We do not know of any matters that others may present. If any other matter is properly presented at the Annual Meeting, your submission of a valid proxy means that you intend to vote in accordance with our recommendations.

    For the 2001 Annual Meeting of Shareholders, if notice of a shareholder proposal to be raised at the meeting is received at the principal executive offices of the Company after November 28, 2000, proxy voting on that proposal when and if raised at the annual meeting will be subject to the discretionary voting authority of the designated proxy holders.

                             SHAREHOLDER PROPOSALS

    If you have a proposal that you wish to be considered for inclusion in next year's proxy material, we must receive your proposal at our principal executive office no later than September 12, 2000. Such a proposal should be accompanied by a written representation that you are a record or beneficial owner of the lesser of at least 1 percent of the outstanding shares of the Company's Common Stock or $1,000 in market value of the Company's Common Stock and have held such shares for a least one year as required by Rule 14a-8 of the Securities Act of 1934, as amended, and compliance with other requirements of that rule. Our mailing address is 4601 NE 77th Avenue, Suite 200, Vancouver, Washington 98662.

                            ------------------------

                   PLEASE SIGN, DATE AND RETURN THE ENCLOSED
                   PROXY FORM IN THE ENCLOSED RETURN ENVELOPE

                        WESTERN POWER & EQUIPMENT CORP.
                                     PROXY
                         ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 2, 2000

    The undersigned, revoking all prior proxies, hereby appoints C. Dean McLain and Mark J. Wright, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Western Power & Equipment Corp. (the "Company") to be held at The Marriott Residence Inn, Corporate Boardroom, 8005 NE Parkway Drive Vancouver, Washington 98662, at 1:30 p.m., Pacific Standard Time, on Wednesday, February 2, 2000, or at any adjournment thereof, all shares of the undersigned in the Company. The proxies are instructed to vote as follows:

1.  1. ELECTION OF DIRECTORS

    / /  FOR all nominees listed below (except as marked to contrary below).

    / /  WITHHOLD AUTHORITY to vote for all nominees listed below.
         Nominees: C. Dean McLain, Robert M. Rubin, Harold Chapman, Jr. and Merrill A. McPeak (1-year terms)

         TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.

2.  PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
    INDEPENDENT AUDITORS   / /  FOR  / /  AGAINST  / /  ABSTAIN

                                          The shares represented by this proxy
                                          will be voted in accordance with the
                                          instructions given.

                                          THIS PROXY IS SOLICITED ON BEHALF OF
                                          THE COMPANY'S BOARD OF DIRECTORS. The
                                          Board of Directors recommends a vote
                                          FOR each of the nominees and FOR the
                                          Proposal.

                                          UNLESS CONTRARY INSTRUCTIONS ARE
                                          GIVEN, THE SHARES WILL BE VOTED FOR
                                          THE NOMINEES, FOR THE PROPOSAL AND ON
                                          ANY OTHER BUSINESS THAT MAY PROPERLY
                                          COME BEFORE THE ANNUAL MEETING IN
                                          ACCORDANCE WITH THE RECOMMENDATIONS OF
                                          MANAGEMENT.

                                          Please sign exactly as your name
                                          appears on this card. Persons signing
                                          as executor, administrator, trustee,
                                          custodian or in any other official or
                                          representative capacity should sign
                                          their full title.

                                          Receipt is acknowledged of the notice
                                          and proxy statement relating to this
                                          Annual Meeting.

                                          / / Please check here if you plan to
                                              attend the Annual Meeting in
                                              person.

                                          Dated: _________________________, 2000

                                          Signature(s) _________________________

                                          Please mark, date, sign and return the
                                          proxy promptly.